Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186	Trading Symbol: VGZ
Toronto and NYSE Amex Exchanges

NEWS

Vista Announces Receipt of Temporary Occupation Permits for Paredones Amarillos Gold Project

Denver, Colorado, October 28, 2009 — Vista Gold Corp. (“Vista” or the “Company”) (TSX & NYSE Amex:  VGZ) is pleased to announce that Minera Paredones Amarillos S.A. de C.V. (“MPA”), Vista’s wholly-owned Mexican subsidiary, has received the Temporary Occupation Permits for the Paredones Amarillos gold project located in Baja California Sur, Mexico.

The Temporary Occupation Permits (one for each of the seven mining concessions that cover the area of the Paredones Amarillos gold project) formally grant MPA the right to use the surface land in the project area owned by the Mexican federal government.  With the Temporary Occupation Permits received, the Company has all of the documents necessary to file its application for the Change of Forest Land Use Permit (“CFLUP”) which is required before the Company can commence development of the Paredones Amarillos gold project.  The Company intends to file the CFLUP application in the upcoming days.

Fred Earnest, Vista’s President and Chief Operating Officer, stated, “We are very pleased to have received the Temporary Occupation Permits.  This is a significant milestone in Vista’s effort to become a mid-tier gold producer.  Our advisors in Mexico City have worked tirelessly with many different agencies to achieve the approval of the Temporary Occupation Permits and we appreciate the support and assistance received from each of the agencies involved in the review and ultimate approval of these permits.  With the anticipated filing of our CFLUP application expected in the upcoming days, we believe we will be on track to receive the CFLUP by the end of the first quarter of 2010 and anticipate being able to move forward with construction of the Paredones Amarillos gold project for estimated initial production in 2011.”

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would increase their value. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.  Vista has taken steps to advance the Paredones Amarillos gold project located in Baja California Sur, Mexico, towards production.  These steps include the completion of a definitive feasibility study, the purchase of long-delivery processing equipment, and the purchase of land for the processing facilities, related infrastructure and the desalination plant. The results of a preliminary economic assessment completed in 2009 on the Mt. Todd gold project in Australia are encouraging and Vista is undertaking other studies to advance the project, with the completion of a preliminary feasibility study targeted for late in the fourth quarter of 2009.  Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, the Yellow Pine gold project in Idaho, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the timing and outcome of the application for the CFLUP application for the Paredones Amarillos gold project,  anticipated plans and timing of commencement of construction and commencement of production at the Paredones Amarillos gold project; the timing, performance and results of feasibility studies including the timing and receipt of required land use, environmental and other permits for the Paredones Amarillos gold project; and preliminary assessment results for the Mt. Todd gold project; and plans and timing for a preliminary feasibility study at the Mt. Todd gold project; Vista’s future business strategy; goals; operations; plans; potential project development; future gold prices; Vista’s potential status as a producer including plans and timing of potential production; and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “estimate”, “plan”, “will”, “target”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks relating to gold prices, general economic conditions, delays and incurrence of additional costs in connection with our Paredones Amarillos gold project, including uncertainty relating to timing and receipt for required governmental permits; uncertainty relating to timing and outcome of CFLUP application for the Paredones Amarillos gold project, uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in commencement and completion of construction at the Paredones Amarillos and Mt. Todd gold projects; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K, as amended and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com